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                                                                         10(fff)


                                                                   DRAFT 2/16/94

                        DAIRY PRODUCTS SUPPLY  AGREEMENT


       This Dairy Products Supply Agreement (the "Agreement") is made this ____ day of __________, 1994, by and between The Morningstar Group Inc., and its wholly owned subsidiaries executing this Agreement, with principal offices at 5956 Sherry Lane, Suite 1100, Dallas, Texas 75225 (collectively "Seller") and Velda Farms Inc., a Delaware corporation, with its principal offices at 501 N.E. 181st Street, Miami, Florida 33162 ("Buyer").

                              W I T N E S S E T H:

       Whereas, Seller has entered into that certain Stock Purchase Agreement dated February ____, 1994, (the "Purchase Agreement"), pursuant to which Seller has agreed to sell all of the outstanding common stock of Buyer; and

       Whereas, one of the conditions precedent to closing under the Purchase Agreement and part of the consideration therefor is that Buyer and Seller shall enter into this Agreement, pursuant to which Seller agrees to sell and deliver, and Buyer agrees to purchase, Buyer's requirements for certain products supplied by Seller.

       Now, therefore, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, Seller and Buyer agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

       Capitalized terms used herein shall have the meanings ascribed to them in Article I hereof unless such terms are defined elsewhere in this Agreement.

       Affiliate(s): With respect to any specified person, any other person controlling or controlled by or under common control with such specified person. For the purpose of this





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definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

       Agreement:  As defined above in the preamble.

       Agreement Year: The one year period commencing on the Effective Date and each succeeding year during the Term.

       Applicable Regulations:  As defined in Section 5.1.

       Arbitrable Dispute:  As defined in Section 19.2.

       Base Price:  As defined in Section 4.1.

       Base Pricing Period: The period from the Effective Date until the fifth anniversary of the Effective Date.

       Best Efforts: With respect to any undertaking as to the performance of which a party has covenanted to use its Best Efforts to accomplish such undertaking, the term Best Efforts shall mean the diligent pursuit by such party, in good faith, of all such acts as may be required in light of such party's capabilities at the time such performance is required to be rendered to perform such undertaking; provided, however, in no event shall the obligation to use Best Efforts require any party to (i) make any capital expenditure (other than as contemplated by such party's then current capital budget); (ii) incur any indebtedness for money borrowed (other than as contemplated by such party's then current operating budget); (iii) modify, amend, breach of terminate any contractual arrangement with an unaffiliated person by or to which such party is then bound or subject, which modification, amendment, breach or termination would cause such party to incur a liability; or (iv) suffer any operating loss as a result of, or in connection with, the performance of such undertaking.

       Best Price:  As defined in Section 4.1

       Bid Expiration:  As defined in Section 4.4.





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       Buyer:  As defined above in the preamble.

       Buyer's Requirements: During the term of this Agreement, Buyer's requirements for resale of the Products to retail and commercial customers in the State of Florida. Buyer's Requirements do not include sales of products similar in nature to the Products to other dairy operators in the State of Florida.

       Claim:  As defined in Section 9.4

       Confidential Information:  As defined in Section 11.1

       Designated Facility:  As defined in Section 3.3.

       Effective Date:  As defined in Section 2.1.

       Existing Florida Distributor:  As defined in Section 3.2.

       Force Majeure: Acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, requisitions and priorities of the United States or foreign government or the government of any state or subdivision thereof, including imposition by any duly authorized agency of such government of mandatory allocation of one or more of the Products sold hereunder, civil disturbances, explosions, orders, laws or proclamations of such governmental authorities acting under claim or color of authority, and any other cause or causes which are not within the reasonable control of the party claiming Force Majeure, provided that Force Majeure does not include any interference with a party's performance of its obligations resulting from or attributable to a violation of any law, regulation, rule or order, or from any failure to maintain its facilities at all times in accordance with the requirements of applicable law, regulations, rules and orders and in accordance with good industry practice.

       Indemnified Party:  As defined in Section 9.3

       Indemnifying Party:  As defined in Section 9.3

       Index:  As defined in Section 4.1





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       Labor/Utility Cap:  As defined in Section 4.1.

       Market Price:  As defined in Section 4.3.

       Market Pricing Period: The period after the Base Pricing Period until the termination of this Agreement.

       Products: The slate of dairy and other products listed on Exhibit A-1 which are manufactured or processed by Seller for sale to Buyer, together with any other products of substantially the same quality, character or grade that Buyer elects to buy in addition to or as a substitute for any of the foregoing. "Product" refers to any of the Products. Any Product which Seller ceases to manufacture or process during the Term will no longer be deemed a Product subject to this Agreement.

       Product Group: The sub groups of Products described as Product Group A and Product Group B on Exhibit A-1.

       Rejected Products:  As defined in Section 5.4

       Seller:  As defined in the preamble.

       Surplus Packaging:  As defined in Section 13.5.

       Term:  As defined in Section 2.1.

       USDA:  The United States Department of Agriculture.

                                   ARTICLE II

                               TERM OF AGREEMENT

       Section 2.1. The term (the "Term") of this Agreement shall commence as of the closing date under the Purchase Agreement (the "Effective Date") and shall continue for an initial period of five years, during which the Base Price shall apply, followed by a subsequent period of five years, during which the Market Price shall apply, unless earlier terminated as set forth in this Agreement.

                                  ARTICLE III





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                              BUYER'S REQUIREMENTS

       Section 3.1. Subject to the terms of this Agreement, Buyer shall purchase from Seller, and Seller shall sell to Buyer, such quantities and types of Products as are needed from time to time to satisfy Buyer's Requirements.

       Section 3.2. (a) Buyer agrees that, except as otherwise permitted by this Agreement, during the Term, Seller will be the exclusive source of supply for Buyer's Requirements, and that Buyer will not purchase the Products from any other person, nor process or manufacture the Products in order to satisfy Buyer's Requirements, unless Buyer has first complied with the terms of this Agreement.

               (b) If Seller fails to deliver any Products required by Buyer in accordance with the terms of this Agreement (for reasons other than Force Majeure), Buyer may purchase such products from other suppliers until such time as Seller resumes the delivery of the Products in accordance with the terms of this Agreement.

               (c) If any customer of Buyer requests that Buyer sell to that customer products similar to the Products (i) that have a brand, label or formulation that Seller cannot, or upon request by Buyer will not, manufacture or process, or (ii) that are manufactured or processed by a manufacturer or processor other than Seller, then Buyer may purchase such products from other suppliers, manufacturers or processors or Buyer may manufacture or process such products, for sale to the customer making that request. Buyer agrees that Buyer will not solicit or encourage its customers to specify products described in the preceding sentence.

               (d) Provided that all such products purchased, manufactured or processed are sold and delivered outside of the State of Florida for use or resale outside of the State of Florida, Buyer may (i) purchase products similar to the Products from suppliers other than Seller, and (ii) manufacture or process products similar to the Products.

               (e) Buyer is not obligated by this Agreement to purchase any minimum quantity of any Product from Seller.





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               (f)      The limitations imposed by Sections 3.1 and 3.2 of this
Agreement apply to Buyer and any subsidiary of Buyer, but will not apply to any business purchased by Buyer or any of its affiliates which is, at the time of purchase, engaged in selling products similar to the Products to retail and commercial customers in the state of Florida (an "Existing Florida Distributor"). If Buyer acquires an Existing Florida Distributor during the Term and combines its business with that of Buyer, the parties will in good faith negotiate such modifications to this Agreement as may be required in order to permit Buyer's purchase of Products pursuant to this Agreement in substantially similar volumes to those existing prior to the acquisition of the Existing Florida Distributor.

       Section 3.3. The Products supplied by Seller pursuant to this Agreement as identified on Exhibit A are presently being, and during the Term will be, manufactured or processed by Seller or its subsidiaries at the facilities designated on Exhibit A (the "Designated Facilities"). Seller may not supply products manufactured or processed at any facility of Seller other than a Designated Facility without the prior written consent of Buyer, which may not be unreasonably withheld. Any request by Seller to change the Designated Facility for any Product must (i) be in writing, (ii) be made not less than thirty days before such change is to be made effective, (iii) permit Buyer a reasonable opportunity to evaluate the character and quality of the affected Products, and (iv) be accompanied by such assurances as Buyer may reasonably request that such change will not adversely affect the quality and character of the Product or Products.

       Section 3.4. Seller shall use its Best Efforts during the Base Pricing Period to obtain all ingredients, containers and packaging materials, raw materials, labor and utilities at competitive prices consistent with the other quality control provisions of this Agreement and in a manner that is generally consistent with the practices of Seller employed prior to the Effective Date.

                                   ARTICLE IV

                                PRODUCTS PRICES





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       Section 4.1.  During the Base Pricing Period, the purchase price per unit for each of the Products (inclusive of all transportation, service and delivery costs) shall be determined as follows (the "Base Price"):

               (a) On the Effective Date, the price to Buyer for each Product shall be the price per unit in effect on February 1, 1994 as reflected in Exhibit A-1. Exhibit A-2 sets forth Seller's per unit cost for milk and milk based ingredients and Seller's per unit costs for labor, electricity and natural gas for the year ended December 31, 1993.

               (b) The Base Prices of the Products manufactured or processed by Seller are to be adjusted after the Effective Date in accordance with Section 4.2 in the event of and to the extent of:

                        (i) any increase or decrease in Seller's cost per unit of raw milk, as reflected by the published Federal Order No. 30 Class II price announced from time to time (the "Index"), plus or minus any federally mandated adjustments and as impacted by the federally published butterfat differential and plus or minus any changes in applicable supplier premium (or equivalent measures if the Index is ever changed during the Term) occurring after February 1, 1994;

                        (ii) any increase or decrease in Seller's cost per unit for packaging and raw materials (other than milk), net of all rebates, discounts and allowances, occurring after December 31, 1993; and

                        (iii) The lesser of (x) 100% of the annual amount of the increase or decrease in Seller's product costs resulting from an increase or decrease in Seller's labor rates and utility rates occurring after December 31, 1993 and (y) a maximum percentage increase in Seller's aggregate labor and utility rates of five percent (5%) per year, on a cumulative basis, commencing as of January 1, 1994 (the "Labor/ Utility Cap").





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               (c)      Each invoice for Products purchased at the Base Price
       as determined above will be reduced by a rebate amount equal to 8%.

               (d) In the event that at any time during the Term Seller supplies and delivers products substantially similar to the Products to a dairy operator, distributor or food service supplier located in the State of Florida in aggregate national quantities not more than twice the annual quantities of such Products being sold to Buyer under this Agreement, at a price (the "Best Price") that is less than the Base Price or Market Price set pursuant to this Agreement, Seller shall notify Buyer and shall set the Market Price or Base Price at the Best Price for the relevant Products for so long as Seller is selling Products at the Best Price in the State of Florida.

       Section 4.2. During the Base Pricing Period, Seller shall effect changes in the Base Price, which will become effective on the first day of the month following Seller's notice to Buyer, as follows:

               (a) Changes in the Base Price made pursuant to Section 4.1(b)(i) are to be announced to Buyer by Seller's written notice on or before the fifteenth day of each month based upon the relevant costs effective as of the last day of the preceding month.

               (b) Changes in the Base Price made pursuant to Section 4.1(b)(ii) are to be announced to Buyer by Seller's written notice on or before the fifteenth day of the month following each calendar quarter based upon the relevant costs of Seller for the preceding calendar quarter.

               (c) Changes in the Base Price made pursuant to Section 4.1(b)(iii) are to be announced to Buyer by Seller's written notice on or before the fifteenth day of the second month following each calendar year based upon the relevant costs of the Seller, or changes in the applicable index, for the preceding calendar year. Measurements of the percentage change of labor and utility rates subject to the Labor/Utility Cap are to be





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       determined against the level of rates as of December 31, 1993.

               (d) Changes in Base Prices will be made in accordance with this Section 4.2 for the months, calendar quarters and years ending after the Effective Date.

               (e) Upon Buyer's request, Seller will furnish to Buyer (a) a certificate of its Chief Financial Officer and (b) documentary evidence from its books and records, reasonably satisfactory to Buyer, to substantiate the determination of the Base Prices, provided, however, all such information made available to Buyer will be considered Confidential Information.

       Section 4.3. During the Market Pricing Period, the purchase price of the Products included in each Product Group will be the prices agreed upon from time to time by Buyer and Seller for that Product Group or as determined pursuant to Section 4.4 (the "Market Price") and will reflect competitive market conditions and include all transportation, service and delivery costs.

       Section 4.4. (a) If at any time during the Market Pricing Period, Seller and Buyer are unable to agree on any Market Prices pursuant to Section 4.3, Buyer may solicit competitive bids for one or more complete Product Groups from third party suppliers. Buyer will notify Seller that it is soliciting bids for one or more complete Product Groups at the time Buyer solicits such bids. If Buyer obtains a bona fide offer to supply the full slate of Products included in a Product Group which (i) is submitted by a third party supplier who is capable of furnishing the Products included in a Product Group which are substantially similar in quality and quantity to the Products then being supplied by Seller and with substantially similar service by the Supplier as that required by this Agreement, (ii) is for a term of not less than three (3) months, (iii) would result in a reduction in the aggregate dollar value of Buyer's total monthly purchases for that Product Group of more than one percent (1%) of the aggregate dollar value of Buyer's total monthly purchases of the Product Group (such percentage to be determined in each case by using the prices quoted in the third party supplier bid to calculate





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the aggregate dollar value of the Product Group that would have been purchased by Buyer during the month preceding the month in which such competitive bid is made), and (iv) certified by Buyer's independent certified public accountants to meet each of the conditions stated above at (i), (ii) and (iii), then Buyer will notify Seller of the existence of the competitive bid. If within seven
(7) days after its receipt of written notice from Buyer, Seller has not elected to meet the competitive bid, Buyer may purchase the Products included in the Product Group made subject of the competitive bid from the third party supplier pursuant to the terms of the supplier's bid. If Seller meets the competitive bid, Buyer will furnish Seller with a copy of the competitive bid.

       (b) When the term of the supplier's bid expires (the "Bid Expiration"), the Seller may thereafter supply the Buyer's Requirements for the Products if the Buyer neither solicits nor receives third party bids for that Product Group in accordance with Section 4.4(a). If the Buyer desires to solicit third party bids for Buyer's Requirements of a Product Group prior to a Bid Expiration, Buyer will solicit such bids at least fourteen (14) days prior to the Bid Expiration. Buyer will notify Seller that it is soliciting bids for the relevant Product Group at the time Buyer solicits bids. If Buyer receives a third party bid to supply Buyer's Requirements for the relevant Product Group meeting the conditions of Section 4.4(a)(i) and (ii), then Buyer will notify Seller of the existence of the competitive bid. If Seller (within seven (7) business days after being notified of the terms of the competitive bid by Buyer) submits a bid which meets the competitive bid received by Buyer, Seller will then supply Buyer's Requirements for the relevant Product Group pursuant to the terms of the bid and the terms of this Agreement.

       (c) Seller may seek to match the bid of a third party supplier with respect to a Product Group on no more than three occasions. Any Product Group which is made subject to Seller's rights under this Section 4.4 on three occasions will upon the solicitation of competitive bids on a fourth occasion cease to be considered a Product Group subject to this Agreement, and Buyer may thereafter obtain Buyer's Requirements for that Product Group as Buyer may determine without compliance with this Agreement.





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                                   ARTICLE V

                              QUALITY OF PRODUCTS

       Section 5.1. (a) Seller represents, warrants and covenants to Buyer as follows:

               (i) All Products sold by Seller to Buyer pursuant to this Agreement will be of a quality and grade consistent with good industry practices, will comply with all applicable federal, state and local laws, rules, regulations and requirements ("Applicable Regulations"), and will be of a quality and character at least equal to that furnished to Buyer by Seller during the two year period prior to the Effective Date;

               (ii) All Products sold by Seller pursuant to this Agreement will be good and merchantable and fit for the purposes and uses for which they are intended; and

               (iii) All Products sold by Seller to Buyer pursuant to this Agreement will be manufactured, processed, labeled, packaged, stored and shipped in compliance with Applicable Regulations.

       (b) Seller shall regularly conduct such tests of the Products and of the raw materials, ingredients and processes used in connection with the manufacturing and processing of the Products as are commonly utilized in the dairy processing industry or required by federal, state or local governmental authorities.

       (c) Upon request in advance and during reasonable business hours, Seller will permit qualified representatives of Buyer to enter and inspect the areas of Seller's manufacturing, processing and distribution, laboratory and quality control facilities used to produce, store and ship the Products and to store the raw materials, packaging and ingredients relating thereto. Seller shall provide Buyer with reasonable notice of and access to all of the tests conducted by Seller pursuant to paragraph (b) above and copies of the reports and written results of such tests; provided, however, all information made available to Buyer's representatives will be considered to be





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Confidential Information and will be used by Buyer only for specific recommendations and guidelines to ensure compliance with Seller's representations, warranties and covenants given in this Agreement.

       Section 5.2. Seller shall promptly notify Buyer of (i) any citation, threatened regulatory action or contact by any federal, state or local authority or regulatory agency which relates to Seller's representations, warranties and covenants contained in this Article V, (ii) any suspected bacterial, chemical, pesticide or other contamination of the Products or other condition of the Products which violates any Applicable Regulations or Seller's representations, warranties and covenants contained in this Article V, (iii) Seller's receipt of any citation, notice of violation or enforcement action by any federal, state or local authority or regulatory agency relating to sanitary conditions or compliance with Applicable Regulations of Seller's facilities or in other areas where the Products, and/or ingredients and materials for such Products, are manufactured, processed, packaged or stored, and (iv) any occurrence or state of facts of which Seller is aware which would reasonably be expected, if disclosed to a federal, state or local authority, to have any of the effects set forth at (i), (ii) or (iii) above. Seller will promptly notify Buyer of any request or order for recall, market withdrawal or stock recovery of the Products by any federal, state or local authority or regulatory agency, and any voluntary recall, market withdrawal or stock recovery of the Products initiated by Seller.

       Section 5.3. If Seller initiates a recall, Buyer agrees to use its Best Efforts to remove all Products from distribution channels within its control and to otherwise cooperate with Seller in its efforts associated with such recall. Buyer shall have the right to withdraw, remove and/or recall any Products from any stage of Buyer's distribution and/or sale, whether such Products have been purchased by the ultimate consumer or otherwise, if Buyer, in the exercise of its reasonable business judgment, believes in good faith that such Products (i) are in any way contaminated with any foreign substance that is likely to threaten public safety and health or (ii) have not been manufactured, processed, labeled, packaged, stored or shipped in compliance with Applicable





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Regulations and with the terms of this Agreement.  If with regard to any recall
(a) instituted by Seller or (b) instituted by Buyer it is determined that either (i) there is confirmed contamination of any of the Products subject to the recall which occurred prior to the time that title to the Products passed to Buyer, or (ii) the Products were not manufactured, processed, labeled, packaged, stored or shipped in material compliance with Section 5.1 hereof, Seller shall promptly reimburse Buyer for all expenses reasonably incurred by Buyer in connection with the recall. Seller shall also utilize the identification system in effect on the Effective Date or another comparable system in order to facilitate identification of the Products. All Products that have been the subject of a withdrawal, removal or recall shall be disposed of by Seller at its sole cost and expense, in accordance with Applicable Regulations and consistently with good industry practices. At Buyer's option, Seller will either (i) replace the withdrawn, removed or recalled Products with Products conforming to the terms of this Agreement, or (ii) reimburse or credit Buyer for the cost to Buyer of the recalled, withdrawn or removed Products and all other expenses incurred by Buyer in connection with the withdrawal, removal or recall.

       Section 5.4. Buyer reserves the right at any time to reject and/or return Products (the "Rejected Products") which (i) have at the time of delivery less than the number of days of shelf life set forth on Exhibit A-1 or
(ii) do not comply with the quality standards set forth in this Agreement or
(iii) are damaged or unsaleable as a result of acts or omissions of Seller or its distributors, carriers or other representatives. Buyer shall notify Seller by telephone and in writing by facsimile or overnight delivery of such Rejected Products. All costs associated with rejecting the Rejected Products shall be borne solely by Seller, including, without limitation, all costs incurred by Buyer with respect to the transportation and handling, delivery and return of Rejected Products. As soon as is reasonably possible, but in any event not later than the next delivery date to Buyer occurring after notice of rejection is given by Buyer to Seller, Seller shall remove the Rejected Products from Buyer's premises. All Rejected Products shall be disposed of by Seller at its expense in strict accordance with Applicable Regulations and consistently with good industry practices. At Buyer's option, Seller will either (i) replace





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the Rejected Products with Products conforming to the terms of this Agreement, or (ii) reimburse or credit Buyer for the cost to Buyer of the Rejected Products and all other expenses incurred by Buyer in connection with the Rejected Products.

       Section 5.5 Seller will not be responsible for any damage to or degradation in the quality of Products occurring after acceptance of delivery by Buyer in accordance with this Agreement.

                                   ARTICLE VI

                        DELIVERY, TITLE AND RISK OF LOSS

       Section 6.1. Seller shall deliver Products to the Buyer on such dates and at such times and in such manner as Buyer may reasonably request from time to time.

       Section 6.2. Seller warrants and shall defend title to the Products delivered to Buyer hereunder. Title to and risk of loss to the Products shall pass to Buyer after the Products have been delivered to the Buyer's locations and accepted there by Buyer's personnel by signing and dating the applicable delivery documents.

       Section 6.3. Seller shall be solely responsible for transportation of the Products to Buyer's locations, either through its own trucks and equipment or through independent carriers selected by Seller. Seller shall operate its trucks and equipment in accordance with good industry practices and Applicable Regulations. If any employee, independent distributor or other carrier used by Seller to deliver Products to Buyer's locations demonstrates business practices that are unsafe or dishonest, upon receipt of notification of such fact from Buyer, Seller shall use its Best Efforts to replace such individual or entity as quickly as is reasonably possible.

                                  ARTICLE VII

                                    PAYMENT

       Section 7.1. Any payments to be made by either party to the other under this Agreement shall be made within





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twenty-eight (28) days of the date of invoice.  Billing or invoicing shall be rendered to Buyer as of the date of delivery of the Products to Buyer's locations, and any invoices remaining unpaid after thirty-five (35) days from the date of invoice will accrue, and Buyer shall pay Seller, a late fee of 1% of the unpaid invoice amount. If an invoice remains unpaid for more than sixty
(60) days after the date of invoice, it will accrue, and Buyer shall pay Seller, a late fee of two percent (2%) of the unpaid invoice amount. The amount of the late fee will thereafter increase by 1% of the amount of the invoice monthly, but not in excess of the maximum rate permitted by law, until paid.

       Section 7.2. In the event that Buyer disputes in good faith and with a reasonable basis the price, quantity and/or types of Products delivered to Buyer, Buyer is not obligated to pay that portion of any invoice statement that pertains to the disputed Products until such time as the dispute has been resolved pursuant to Article XIX. Interest will accrue at a rate of one-half percent per month only on that portion of any disputed and unpaid amounts which are finally determined to be due and payable, but commencing as of the sixteenth (16th) day following the date that payment of the invoice was due. Each invoice delivered by Seller will constitute prima facie evidence of the time of delivery, quantities and prices of the Products described therein absent evidence to the contrary.

       Section 7.3. The existence of any dispute described in Section 7.2 will not be deemed a default by Buyer or otherwise affect either party's future performance under this Agreement. Payment by Buyer of any invoice does not constitute a waiver of Buyer's right to dispute such statement.

       Section 7.4. If either party identifies an error in any statement, then such party shall promptly notify the other party in writing of the alleged error and shall provide written evidence to confirm the error to the extent reasonably available at the time of notice.

       Section 7.5. Unless otherwise agreed by the parties, any notice of error issued pursuant to this Article VII, which pertains to the quantities of Products ordered and delivered or the timing of such deliveries shall be resolved on the basis of





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those records in each party's possession which have been executed or stamped by
Seller's delivery person that delivered the Products and Buyer's representative at the location where the disputed quantities were delivered.

       Section 7.6. Following the resolution of any alleged error, any overpayment or underpayment shall be promptly remedied by the party benefitting from the error. Any amounts paid in resolution of an overpayment or underpayment will include interest on the amount of the overpayment or underpayment at a rate of one-half percent per month from the date that the payment pertaining to such error was initially made through the date that such error was finally corrected.

                                  ARTICLE VIII

                                 FORCE MAJEURE

       Section 8.1. In the event either Buyer or Seller is delayed, hindered or prevented wholly or in part by Force Majeure from carrying out or fulfilling its obligations under this Agreement for a period of more than three (3) business days, the party claiming Force Majeure shall give detailed notice of such Force Majeure by telephone, facsimile, telex or telegraph (which notice shall be promptly confirmed in writing) to the other party as promptly as possible after the occurrence of the Force Majeure. Thereupon, the obligations of both parties shall be suspended during the continuance of the Force Majeure to the extent such obligations are thereby affected. The party affected by Force Majeure shall use its Best Efforts to remedy, with reasonable dispatch, the conditions creating the Force Majeure, but nothing contained herein shall be construed as requiring a party to settle any labor dispute by acceding to any opposing demands when such course of action is inadvisable in the discretion of such party, or to incur any material expenditure.
Notwithstanding the foregoing. Seller shall be entitled to claim Force Majeure hereunder only if it also claims, with respect to the products similarly affected thereby, Force Majeure against its other customers in the areas affected by such Force Majeure.

       Section 8.2. If the occurrence of an event of Force Majeure only partially impairs Seller's ability to supply

Products to Buyer, then Seller shall allocate all of its available supplies of Products among Seller's then existing customers, including Buyer, and shall continue to supply such parties with proportionately the same quantity of Products as they received from Seller prior to such event of Force Majeure. If Seller is unable to supply to Buyer a portion of any Product Group that is not material as a result of an event of Force Majeure, Buyer may purchase during the continuance of such event of Force Majeure any unsupplied Products from any third-party supplier and shall continue to purchase from Seller such Products in the Product Group as Seller is capable of supplying. If Seller is unable to supply one or more Products from a Designated Facility as a result of an event of Force Majeure, Seller may, by complying with the requirements of Section 3.3, supply such Products from another facility, and Buyer agrees that it will act as promptly as possible in order to facilitate a change in facilities in accordance with Section 3.3. If Seller is unable to supply a material portion of a Product Group to Buyer as a result of an event of Force Majeure, Buyer may purchase all of Buyer's Requirements for that Product Group directly from any third-party supplier during the continuance of such event of Force Majeure. If the period of nonperformance due to Force Majeure exceeds forty-five (45) days from the date of notice of Force Majeure by Seller, Buyer may, by giving notice to Seller, terminate this Agreement as to the Product Group affected by the event of Force Majeure until such time as Seller is capable of supplying Buyer's Requirements in a manner which is in all material respects the same as that being employed prior to the occurrence of the event of Force Majeure, at which time this Agreement will be reinstated unless Buyer is otherwise contractually obligated to purchase its requirements for products from a third-party supplier. In connection with any termination of this Agreement as the result of an event of Force Majeure, Buyer shall use its Best Efforts to refrain from entering into any contracts to purchase products from third parties which provide for a term in excess of the period of time that Buyer reasonably expects will be required in order to remedy the conditions creating the Force Majeure or the damages resulting therefrom.

                                   ARTICLE IX

                                   INDEMNITY

       Section 9.1. Seller shall absolutely and irrevocably indemnify, defend and hold harmless Buyer and its affiliates and its and their respective directors, stockholders, officers, employees, agents, consultants, representatives, successors, transferees, assignees, franchisees and licensees from and against any and all damages arising from, relating to or associated with any one or more of the following:

               (i) Seller's breach, violation or default of, or failure to comply with, any one or more of the representations or warranties made by Seller in this Agreement;

               (ii) the delivery of the Products to Buyer, including, without limitation, any damages relating to any act or omission of any of Seller's independent distributors or of any carriers or such independent distributor's or carrier's employees or agents, during the course of, or in any way related to, the delivery of Products;

               (iii) the withdrawal, recall, removal, disposal and/or rejection of the Products to the extent that any such action is (a) instituted by Seller or (b) permitted by this Agreement and attributable to Seller's failure to comply with the representations and warranties set forth in
       Section 5.1 of this Agreement; and

               (iv) any aspect of the manufacture, production, processing, packaging, storage, distribution, sale or handling of the Products prior to the acceptance of the Products by Buyer as specified in this Agreement.

       Section 9.2. Buyer shall absolutely and irrevocably indemnify, defend and hold harmless Seller and its affiliates and its and their respective directors, stockholders, employees, agents, consultants, representatives, transferees and assignees from and against any and all damages arising from, relating to or associated with any of the following:

               (i) Buyer's breach or failure to fulfill its obligations under Section 5.3; and

               (ii) the withdrawal, recall, removal, disposal and/or rejection of the Products to the extent that any such action is (a) instituted by Buyer for reasons other than Seller's breach of its representations and warranties set forth in Section 5.1 or (b) permitted by this Agreement and attributable to damage to or degradation in the quality of Products occurring after acceptance of delivery by Buyer in accordance with this Agreement.

       Section 9.3. For purposes of this Article IX, the term "Indemnifying Party" when used in connection with a particular Claim (defined below) means the party having an obligation to indemnify the other party with respect to such Claim, and the term "Indemnified Party" means the party having the right to be indemnified with respect to such Claim by the other party.

       Section 9.4. Each party agrees that promptly after it becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article XV (a "Claim"), it, as an Indemnified Party, will provide notice of the Claim in writing to the other party, specifying the nature and basis for such Claim (a "Claim Notice"). The failure of an Indemnified Party to send a Claim Notice does not relieve the Indemnifying Party from liability with respect to a Claim unless the failure actually results in material prejudice to the Indemnifying Party's ability to effectively defend against such Claim.

       Section 9.5. The Indemnifying Party shall, at its sole cost, defend by all appropriate legal proceedings any Claim for which it is obligated to indemnify the Indemnified Party pursuant to this Article IX. The Indemnifying Party shall select the attorneys to defend the Claim; provided, the Indemnified Party may participate in the proceedings and be represented by attorneys of its own choosing, and the cost attributable to the attorneys employed by the Indemnified Party will be borne solely by the Indemnified Party, unless, in the opinion of counsel to the Indemnified Party, conflicts of interest between the parties make it inappropriate for the Indemnified Party to be represented by the counsel selected by the Indemnifying Party, in which event the Indemnifying Party shall pay the cost of the Indemnified Party's counsel. If, after notice as provided for herein, the Indemnifying Party does not defend any Claim as provided in this Section 9.5., the Indemnified Party may (but shall have no obligation to) defend any Claim and the Indemnifying Party will be bound by the result obtained by the Indemnified Party.

       Section 9.6. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person; provided, the Indemnifying Party shall reimburse the Indemnified Party for any expenses incurred by it in so cooperating.

       SECTION 9.7. THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE INDEMNIFIED PARTY HEREUNDER SHALL NOT BE TERMINATED, MODIFIED OR ABATED IF THE CAUSE OR ALLEGED CAUSE OF THE DAMAGES FOR WHICH A CLAIM IS MADE HEREUNDER IS IN PART THE SOLE OR CONCURRENT, ACTIVE OR PASSIVE, IMPUTED, TECHNICAL OR OTHER NEGLIGENCE, GROSS NEGLIGENCE OR FAULT OF THE INDEMNIFIED PARTY; provided that such indemnity shall not extend to any amount of damages which are determined (on a comparative negligence or similar basis) to be attributable to the sole or concurrent, active or passive, imputed, technical or other negligence, gross negligence or fault of the Indemnified Party.

       Section 9.8. The Indemnifying Party shall pay to the Indemnified Party, upon demand, the amount of any damages to which the Indemnified Party may become entitled by reason of the provisions of this Article IX.

       Section 9.9. Notwithstanding the above provisions in this Article IX, Buyer may, at its option, settle any and all consumer complaints relating to the Products by substituting other Products without prior notice to Seller, provided that Buyer retains for delivery to Seller the remainder, if any, of any Product which is the subject of the consumer complaint. Seller shall reimburse Buyer for the cost to Buyer of all such settlements, provided such settlements are limited in amount to the greater of (a) the cost of the affected Products as set forth in this Agreement or (b) $200.00 per occurrence.

                                   ARTICLE X

                                   INSURANCE

       Section 10.1. During the Term of this Agreement, Seller shall (y) procure and maintain, from reputable insurance carriers acceptable to Buyer the insurance set forth below, which shall be primary and will not contribute with any insurance carried by Buyer and (z) upon execution of this Agreement and periodically thereafter (but not less often than annually), furnish Buyer with certificates (i) evidencing that such insurance is in force, and (ii) providing that such insurance shall not be cancelled or altered without thirty (30) days prior written notice being given to Buyer (which, unless otherwise agreed to by Buyer, shall not constitute consent to such cancellation or alteration):

               (i) Worker's compensation and employers' liability insurance covering all persons employed by or acting on behalf of Seller who will be performing any service hereunder, including, but not limited to, those involved in the delivery of the Products under this Agreement;

               (ii) Comprehensive general liability insurance covering all services, equipment, and products provided by Seller, including but not limited to personal injury coverage, products/completed operations liability coverage including vendors broad form endorsements in favor of Buyer and broad form contractual liability coverage for liability assumed by Seller in this Agreement, with limits of at least $5 million combined single limit per occurrence or higher limits adequate to protect both Buyer and Seller for claims of personal injury, bodily injury (including death), property damage and exemplary and punitive damages where permitted by law, and naming Buyer as an additional insured on the policy or policies (except with respect to Buyer's negligence or willful misconduct); and

           (iii) Automobile liability insurance covering all vehicles or equipment used in the performance by Seller of this Agreement, including coverage for all owned, nonowned, hired and leased vehicles or equipment with policy limits of at least $5 million combined single limit per occurrence or higher limits adequate to protect both Buyer and Seller for claims of bodily injury (including death) and property damage, and naming Buyer as an additional insured (except with respect to Buyer's negligence or willful misconduct).

       Section 16.2. The foregoing insurance held or to be obtained by Seller must include, if permitted by law, a waiver of subrogation by the insurance carrier in favor of Buyer. Seller agrees to notify each of its insurance companies of any waiver of subrogation so as to prevent the invalidation of any insurance coverage by reason of the waiver. Seller shall provide Buyer with written acknowledgements of waivers of subrogation executed by authorized representatives of the insurance companies. Seller shall immediately notify Buyer of the exhaustion of any limits of coverage, including aggregates, and will remedy any exhaustion in order to prevent any uninsured gap in coverage. The insurance required hereunder does not limit Seller's liability nor release Seller from any liability under this Agreement.

                                   ARTICLE XI

                                CONFIDENTIALITY

       Section 11.1. Seller and Buyer shall, and shall use reasonable efforts to cause their respective employees, agents and other representatives to, hold in confidence all Confidential Information, and Seller and Buyer shall not, and shall use reasonable efforts to ensure that any other persons having access to the Confidential Information through them shall not, disclose the same to any person except in connection with this Agreement and otherwise as may be reasonably necessary to carry out this Agreement and the transactions contemplated hereby or to comply with applicable law. For purposes hereof, "Confidential Information" means all information of any kind (including without limitation sales and promotional results) obtained directly or indirectly from Seller or Buyer, or any of its employees, agents, accountants, counsel or other representatives, relating to Seller's or Buyer's business, except information which constitutes readily ascertainable public information, including without limitation, any information filed with the Securities and Exchange Commission.

                                  ARTICLE XII

                                   ASSIGNMENT

       Section 12.1. Buyer may not assign this Agreement without the prior written consent of Seller. In the event Buyer, or all or substantially all of Buyer's assets, is sold or otherwise disposed of, Buyer shall cause any such purchaser or transferee to assume the obligations of Buyer under this Agreement.

       Section 12.2. Seller may assign this Agreement in whole or in part with respect to any Products to one or more wholly owned subsidiaries which owns and operates the Designated Facility which manufactures or processes those Products, following notice to Buyer of such assignment. Seller may assign this Agreement to one or more Affiliates or successors of Seller, provided that any such assignment to an Affiliate or successor shall be subject to receipt of Buyer's prior written consent, which will not be unreasonably withheld or delayed, so long as such Affiliate or successor (i) owns and operates the Designated Facility which manufactures or processes those Products, (ii) is capable of performing the terms and conditions of this Agreement and (iii) is not partially or wholly owned by a company engaged in the business of operating a dairy business or distributing products in competition with Buyer, in each case within the state of Florida. Notwithstanding anything to the contrary contained in this Section 12.2, if Seller sells, transfers or otherwise disposes of the stock of any subsidiary or Affiliate to which it has assigned this Agreement, Seller's previous assignment of this Agreement shall terminate effective as of the date of such sale of stock and this Agreement shall revert to Seller without further action by Seller or any such subsidiary or Affiliate unless Seller shall have obtained Buyer's prior written approval of such stock sale, which consent and release shall not be unreasonably withheld or delayed so long as the purchaser of such stock (i) is not a company engaged in the business of operating a dairy or distributing products in competition with Buyer, in each case within the state of

Florida, and (ii) is, in the exercise of Buyer's good faith business judgment, capable of performing in all material respects the terms and conditions of this Agreement.

                                  ARTICLE XIII

                                  TERMINATION

       Section 13.1. Buyer may terminate this Agreement in its entirety if Seller commits a material breach of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice of such default from Buyer. For the purposes of this Agreement, the occurrences of any one or more of the following shall constitute a material breach of performance by Seller:

               (i) Seller's repeated failure to (a) deliver Buyer's Requirements for the Products on a timely basis consistent with good industry practice, or (b) supply Buyer with Products that comply with the quality standards set forth in this Agreement, or (c) comply in all material respects with the representations, warranties and covenants set forth in this Agreement; or

               (ii) Seller suspends business, liquidates its business or dissolves, whether voluntarily or involuntarily.

       Section 13.2. Seller may terminate this Agreement in the event that Buyer commits a material breach of this Agreement and such breach is not cured within thirty (30) days after receipt of written notice of such default from Seller. For the purposes of this Agreement, the occurrences of any one or more of the following shall constitute a material breach of performance by Buyer:

               (i) Buyer's repeated failure to (a) purchase and pay for Buyer's Requirements for the Products in accordance with the terms of this Agreement, or (b) comply in all material respects with the representations, warranties and covenants set forth in this Agreement; or

               (ii) Buyer suspends business, liquidates its business or dissolves, whether voluntarily or involuntarily.

       Section 13.3. The termination rights granted under this Article XIII are cumulative with, and in addition to, any other rights or remedies to which Buyer or Seller may be entitled arising from any violation, default, failure or breach of this Agreement.

       Section 13.4. Upon termination of this Agreement, Buyer and Seller will fulfill their respective outstanding obligations hereunder, and thereafter Buyer will be relieved of its obligations to purchase Products, and Seller will be relieved of its obligations to supply the Products hereunder.

       Section 13.5. Buyer agrees that upon termination of this Agreement, other than a termination described in Section 13.1(i), Seller may, upon reasonable written notice to Buyer (which notice shall be delivered in any event not more than thirty (30) days after the date of such termination), require Buyer, subject to the conditions stated in this Section 13.5, to purchase from Seller Seller's inventory of Products packaging materials as of the date of termination ("Surplus Packaging"). Buyer's obligation to purchase Surplus Packaging will be limited to (i) materials that are not useable by Seller for packaging of products for sale to other customers of Seller due to size or markings, and (ii) quantities not in excess of the quantities of the associated Products shipped to Buyer during the sixty (60) day period prior to termination. The price for the Surplus Packaging will be Seller's out-of-pocket cost thereof, net of any rebates, discounts and allowances. Seller will deliver the Surplus Packaging to Buyer with reasonable promptness after notifying Buyer of Buyer's obligation to purchase the Surplus Packaging. Payment is to be made by Buyer in accordance with Article VII. To the extent that Seller elects to retain or resell any Surplus Packaging to a third party or parties, Seller will not use or resell any Surplus Packaging that includes markings that in any way relate to or identify Buyer without Buyer's prior written consent, which will not be unreasonably withheld.

                                  ARTICLE XIV

                                   PUBLICITY

       Section 14.1. Seller and Buyer shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Seller nor Buyer may issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other party, unless the release or announcement is required by any federal, state or local law or order, writ, injunction or decree or in connection with any withdrawal, removal or recall of any Product, in which event the party making a release or announcement must provide the other party with a written copy of the release or announcement and an opportunity to comment on its contents prior to its public release.

                                   ARTICLE XV

                                    NOTICES

       Section 15.1 Unless otherwise provided herein, all notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, or sent by telex or telecopy, or sent by United States mail, first class, registered or certified, return receipt requested, with property postage prepaid in each case addressed as follows:

                                If to Buyer:

                                Velda Farms, Inc.
                                501 N.E. 181st Street
                                Miami, Florida 33162
                                Attn:  General Manager

                                (305) 653-7020 (FAX)

                                With a copy to:

                                ENGLES MANAGEMENT, INC.
                                3811 Turtle Creek Bl., Suite 1950
                                Dallas, Texas 75219
                                Attn:  Gregg Engles
                                and:

                                HUGHES & LUCE, L.L.P.
                                1717 Main Street
                                Suite 2800
                                Dallas, Texas 75201
                                Attn:  William A. McCormack

                                (214) 939-6100 (FAX)

                                If to Seller:

                                THE MORNINGSTAR GROUP INC.
                                5956 Sherry Lane
                                Suite 1100
                                Dallas, Texas 75225-6522
                                Attn:  General Counsel

                                (214) 360-9100 (FAX)

                                With a copy to:

                                (Counsel)

or such other address or to such other person as any party to hereto shall have last designated by notices given to the other party in accordance with this
Section 15.1. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the party to whom such notice is addressed; provided, any notice given by telecopy and received after the receiving party's normal business hours shall be deemed received by such party on the immediately succeeding business day.

                                  ARTICLE XVI

                            RELATIONSHIP OF PARTIES

       Section 16.1. The relationship between the parties to this Agreement is that of independent contractors. Neither party is an agent, partner or employee of the other and neither party has any right or any authority to enter into any contract or undertaking in the name of or for the account of the other nor may either assume or create any obligation of any kind, express or implied, on behalf of the other. Subject to the rights retained or granted to either party and the obligations undertaken by each party pursuant to this Agreement, each party will conduct its business at its own initiative and at its own cost and expense.

                                  ARTICLE XVII

                                 MODIFICATIONS

       Section 17.1. This Agreement may not be amended except pursuant to a written instrument executed by Buyer and Seller, nor will this Agreement be deemed to have been amended or any rights hereunder to have been waived by any course of dealing or course of performance between the parties.

                                 ARTICLE XVIII

                              RIGHTS AND REMEDIES

       Section 18.1. The rights and remedies granted under this Agreement are not exclusive rights and remedies but are in addition to all other rights and remedies available at law or in equity.

                                  ARTICLE XIX

                               Dispute Resolution

       Section 19.1. Any disputes not resolved between Buyer's personnel responsible for receiving Products and Seller's delivery personnel responsible for delivering Products must first be referred for resolution to Buyer's and Seller's supervisory personnel. To the extent that the dispute cannot be resolved by these representatives or if the dispute pertains to a matter which when resolved is likely to impact the interpretation of this Agreement, then the dispute must be referred for resolution to a representative appointed by each of Seller and Buyer. Each party's designated representative shall endeavor in good faith to resolve any disputes within the limits of each representative's authority. Any dispute that is not so resolved within seven
(7) business days from the
inception of the dispute must be referred for resolution to an executive officer of Seller and an executive officer of Buyer, who shall attempt to resolve the dispute within seven (7) business days from the date that it is referred to them. If and only if any dispute remains unresolved after the parties have followed the dispute resolution procedures set forth above in this
Section 19.1, the provisions of Section 19.2 will apply with respect to the resolution of the unresolved dispute.

       Section 19.2. In the event any dispute arising out of or relating to this Agreement cannot be resolved in accordance with Section 19.1 above (an "Arbitrable Dispute"), the dispute must be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrators may be entered in Federal Court (or state court if federal courts are without jurisdiction) located in the City of Dallas in the State of Texas. All arbitration proceedings shall be held in Dallas County, Texas. Either party may commence arbitration of any Arbitrable Dispute by giving notice to the other party, specifying in the notice the name and address of the person designated by it to act as an arbitrator. Within 10 days after receipt of this notice, the other party shall notify the first party of the name and address of the person designated by it to act as an arbitrator. The arbitrators appointed by each party may be affiliated with that party. If the second party fails to notify the first party of the appointment of an arbitrator within the 10-day period specified above, then the appointment of the second arbitrator by the American Arbitration Association will be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two appointed arbitrators and the parties are unable to agree upon a third arbitrator. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed, and if, within twenty (20) days after the second arbitrator is appointed, the two arbitrators cannot agree upon the question in dispute, they shall together appoint a third arbitrator. If they are unable to agree upon a third arbitrator within thirty (30) days after the appointment of the second arbitrator, the third arbitrator will be selected by the parties if they can agree within a further period of ten (10) days. If the parties do not agree within ten (10) days, then either party, on behalf of both and after notice to the other, may request the American Arbitration Association to appoint a third arbitrator, in accordance with its rules then prevailing. Each arbitrator chosen or appointed pursuant to this Section 19.2 must have at least ten (10) years experience in a calling connected with the dispute, and the third arbitrator must also be a disinterested person. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. Their decision and award must be in writing, and counterpart copies are to be delivered to each of the parties. In rendering their award, the arbitrators will have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Each party shall pay the fees and expenses of the arbitrator that it appointed, and the fees and expenses of the third arbitrator and all other expenses of the arbitration are to be borne by the parties equally. Each party shall pay the expense of its own counsel, experts, and the preparation and presentation of proof.

                                   ARTICLE XX

                                FURTHER ACTIONS

       Section 20.1. Each party shall execute and deliver such other agreements and other documents and take such other actions as may reasonably be requested by the other party in order to implement the transactions contemplated by this Agreement.

                                  ARTICLE XXI

                                  SEVERABILITY

       Section 21.1. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced due to any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner so that the reasonable expectations of the parties to this Agreement are fulfilled to the extent possible.

                                  ARTICLE XXII

                                 GOVERNING LAW

       Section 22.1. THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF (TEXAS).

                                 ARTICLE XXIII

                              HEADINGS; REFERENCES

       Section 23.1. The article and section headings in this Agreement are for convenience of reference only and do not alter or affect the meaning or interpretation of any provisions hereof. Any reference in this Agreement to an article or section shall be deemed to refer to the applicable article or section of this Agreement unless otherwise stated. Any reference to an Exhibit refers to the applicable Exhibit attached to this Agreement, all of such Exhibits being incorporated herein and made a part hereof by this reference.

                                  ARTICLE XXIV

                                     WAIVER

       Section 24.1. Rights of the parties hereunder cannot be waived except pursuant to a written instrument executed by the party against whom such waiver is sought to be enforced, and the waiver of any one right under this Agreement by either party does not constitute a waiver of any subsequent or other rights which that party may have under this Agreement.

                                  ARTICLE XXV

                                  COUNTERPARTS

       Section 25.1. This Agreement may be executed in one or more counterparts, each of which is to be deemed an original, but all of which constitute one and the same instrument.

                                  ARTICLE XXVI

                                ENTIRE AGREEMENT

       Section 26.1. This Agreement (which includes the Exhibits attached hereto) constitutes the entire agreement and understanding of Seller and Buyer with respect to the subject matter hereof and fully supersedes any and all statements, projections, understandings, agreements, covenants, representations and warranties between Seller and Buyer made prior to the execution and delivery of this Agreement with respect to its subject matter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                THE MORNINGSTAR GROUP INC.

Attest:

By:____________________________ By: __________________________

Title: ________________________ Title: _______________________


                                VELDA FARMS INC.

By:____________________________ By: __________________________

Title: ________________________ Title: _______________________


                                (Operator Subsidiary)

                                  EXHIBIT A-1


                               MINIMUM
                               DAYS OF
                              REMAINING          PER UNIT        DESIGNATED
DESCRIPTION                   SHELF LIFE          PRICE           FACILITY
- -----------                   ----------         --------        ----------

   PRODUCT GROUP A - Sterile Creams
   ---------------

QT. STERILE LIGHT CREAM
HPT. STERILE LIGHT CREAM
QT. STERILE HEAVY CREAM
HPT. STERILE HEAVY CREAM
QT. COFFEE COMPANION
1/2 OZ. ND CREAMERS (250)
1/2 OZ. H&H CREAMERS (250)
3/8 OZ. 2% CREAMERS (348)
3/8 OZ. H&H CREAMERS (400)
3/8 OZ. ND CREAMERS (400)

   PRODUCT GROUP B - Cultured Products
   ---------------

35 LB. SOUR CREAM
5 LB. SOUR CREAM
16 OZ. FARM STORES SOUR CREAM
8 OZ. SOUR CREAM
35 LB. COTTAGE CHEESE
5 LB. COTTAGE CHEESE
5 LB. 2% COTTAGE CHEESE
24 OZ. FARM STORES COTTAGE CHEESE
16 OZ. COTTAGE CHEESE
12 OZ. FARM STORES COTTAGE CHEESE
8 OZ. COTTAGE CHEESE
35 LB. YOGURT
8 OZ. PLAIN YOGURT
8 OZ. STRAWBERRY YOGURT
8 OZ. STRAWBERRY/BANANA YOGURT
8 OZ. BLUEBERRY YOGURT
8 OZ. RASPBERRY YOGURT
8 OZ. MIXED BERRY YOGURT
8 OZ. PEACH YOGURT
5 LB. PLAIN YOGURT
8 OZ. FRENCH ONION DIP





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